UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 21, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on October 21, 2010 that third-quarter 2010 reported earnings were $2.08 per diluted share, including $1.53 in one-time gains from two previously announced events, namely, a federal tax settlement and completion of the sale of our Sterling Commerce subsidiary, compared with $0.54 per share for the third quarter of 2009. Third-quarter 2010 reported net income attributable to AT&T was $12.3 billion compared with $3.2 billion for the third quarter of 2009.

On August 27, 2010, we completed the sale of our Sterling Commerce subsidiary and third-quarter comparisons below are based on results from continuing operations, which exclude results from Sterling Commerce for all periods.

On a reported basis, our third-quarter 2010 revenues were $31.6 billion compared with $30.7 billion in third-quarter 2009.  Third-quarter revenues reflected continued growth in mobile broadband, including a record quarter for iPhone activations and gains in IP-based and strategic business services which offset a decline predominantly in wireline voice.  Third-quarter 2010 operating expenses were $26.1 billion compared with $25.4 billion in the year-ago quarter, reflecting record wireless volumes, with more than 8 million postpaid integrated devices activated.  Third-quarter 2010 reported operating income margin was $5.5 billion up from $5.4 billion in the year-ago quarter.

AT&T Mobility’s reported service revenues for the third-quarter 2010 were $13.7 billion versus $12.4 billion for the year-ago quarter.  The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 2.6 million wireless customers in the third quarter of 2010.  AT&T Mobility's customer base at quarter-end was 92.8 million compared to 81.6 million for the year-ago quarter.  The net subscriber increase reflects continued demand for advanced handsets, increases in prepaid subscribers as well as continued growth of emerging devices such as eReaders, alarm monitoring services, fleet management and global positioning services.  Connected devices in service increased by 1.2 million in the third quarter.  Retail postpaid subscriber net adds totaled 745,000 for the third quarter compared with 1.3 million in the year-ago quarter, reflecting industry maturation trends.  Third quarter iPhone activations were 5.2 million and approximately 24 percent of those activations were for customers who were new to AT&T.  For the quarter, average revenue per postpaid subscriber increased 2.0 percent compared with the year-ago quarter due to strong growth in data services and increased purchases and use of advanced handsets.  Postpaid subscriber churn was 1.14 percent, even with 1.14 percent in the year-earlier quarter, and total subscriber churn was 1.32 percent versus 1.42 percent in the third quarter of 2009.  Third-quarter 2010 reported wireless operating expenses totaled $11.7 billion up from $10.1 billion for the year-earlier quarter.  AT&T Mobility’s operating income margin was 23.1 percent compared to 25.6 percent in the year-ago quarter, reflecting the record quarter for integrated device activations.  Absent the costs associated with these additional activations, service margins would have been similar to the year-ago quarter.

Total wireline revenues declined 3.0 percent compared with the year-ago quarter, the smallest year-over-year decline in six quarters, and down slightly sequentially; this lower year-over-year rate of decline was led by improved consumer customer trends.  Third-quarter 2010 total wireline operating expenses declined 3.9 percent versus the year-ago quarter and down 0.6 percent sequentially, reflecting ongoing cost-savings initiatives.  Wireline’s operating income margin was 12.0 percent compared with 11.2 percent for the third quarter of 2009 and 12.2 percent for the second quarter of 2010.

Revenues from our wireline business customers were $9.5 billion, a decrease of 3.9 percent from the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline residential customers were $5.3 billion, up 0.2 percent compared with the third quarter of 2009, the first year-over-year revenue growth in more than two years in this customer category, as a decline in voice revenues was offset by a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 43.7 million at quarter-end 2010 versus 44.3 million at the end of second-quarter 2010 and 45.7 million at the end of the third quarter of 2009.  Total wired broadband connections increased by 148,000, reflecting a gain in U-verse internet subscribers partially offset by a decline in traditional DSL connections.  At quarter-end 2010, our total switched access lines were 45.1 million compared with 50.8 million at quarter-end 2009.  The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers.  The number of U-verse video subscribers totaled 2.7 million at quarter-end 2010, with a net gain of 236,000 subscribers in the third quarter of 2010.  U-verse deployment reached more than 26 million living units as of quarter-end 2010.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: October 21, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller